Exhibit 10.2

Certain schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

CABLE ONE, INC.
RESTRICTED STOCK UNIT GRANT NOTICE
(SERVICE-BASED RESTRICTED STOCK UNITS)

Cable One, Inc., a Delaware corporation (the “Company”), hereby grants to the participant set forth below (the “Participant”) the number of service-based restricted stock units (“RSUs”) set forth below.  The RSUs are being granted as an “inducement grant” and not pursuant to any pre-existing equity incentive plan of the Company.  Notwithstanding the foregoing, this award of RSUs shall be construed as if such RSUs had been granted under, and subject to the terms and conditions of, the Cable One, Inc. 2022 Omnibus Incentive Compensation Plan (the “Plan”) (the terms of which are incorporated herein by reference (other than with respect to Section 5(a) of the Plan)), as well as the terms and conditions set forth in this grant notice (this “Grant Notice”) and the Restricted Stock Unit Award Agreement attached hereto as Appendix A (the “Award Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Plan.

PARTICIPANT NAME:	James Holanda
GRANT DATE:	February 26, 2026
TARGET GRANT DATE FACE VALUE:	$4,000,000
NUMBER OF RSUS:	44,004
VESTING SCHEDULE:
The RSUs shall vest in substantially equal installments on each of the first three anniversaries of the Grant Date (each such date, a “Vesting Date”), subject to Participant remaining continuously employed with the Company or one of its Affiliates from the Grant Date through the applicable Vesting Date (except as otherwise provided in the Award Agreement).

CABLE ONE, INC.

By:
Title:

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS GRANT NOTICE, THE AWARD AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RSUS HEREUNDER, ACKNOWLEDGES THAT PARTICIPANT HAS READ THIS GRANT NOTICE, THE AWARD AGREEMENT AND THE PLAN AND AGREES TO BE BOUND BY THE TERMS OF THIS GRANT NOTICE, THE AWARD AGREEMENT AND THE PLAN.

PARTICIPANT1

1 To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereto.

Appendix A

CABLE ONE, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
(SERVICE-BASED RESTRICTED STOCK UNITS)

Cable One, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (the “Participant”, “you” or “your”) named in the grant notice (the “Grant Notice”) to which this agreement is attached (this “Award Agreement”), as of the grant date set forth in the Grant Notice (the “Grant Date”), an award (this “Award”) of service-based restricted stock units (“RSUs”).  This Award (and the RSUs granted hereunder) are being granted as an inducement grant and not pursuant to any pre-existing equity incentive plan of the Company.  Notwithstanding the foregoing, this Award shall be construed as if such RSUs had been granted under, and subject to the terms and conditions of, the Cable One, Inc. 2022 Omnibus Incentive Compensation Plan (the “Plan”) (the terms of which are hereby incorporated herein by reference (other than with respect to Section 5(a) of the Plan)), as well as the terms and conditions set forth in the Grant Notice, this Award Agreement (including the restrictive covenant, clawback and recoupment provisions set forth in Section 5 and the dispute resolution provisions set forth in Section 11) and the Clawback Policy (as defined below).  This Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement and the Plan, a number of shares.

BY ELECTRONICALLY ACCEPTING THIS AWARD AGREEMENT IN ACCORDANCE WITH SECTION 16, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THE PLAN, THIS AWARD AGREEMENT AND THE CLAWBACK POLICY.

SECTION 1. Award Subject to Acceptance of Award Agreement.  This Award shall be null and void unless the Participant timely accepts this Award Agreement by electronically accepting this Award Agreement in accordance with Section 16 within the Participant’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect.

SECTION 2. The Plan. This Award is not made pursuant to the Plan, the terms of which are hereby incorporated in this Award Agreement (other than with respect to Section 5(a)).  Notwithstanding the foregoing, this Award shall be subject to the terms of the Plan (other than with respect to Section 5(a)) and in the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.

SECTION 3. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the respective meanings set forth in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Cause” means the occurrence of any of the following events: (a) your fraud, misappropriation, dishonesty, theft, embezzlement or intentional misuse of Company funds or property; (b) your failure to substantially perform your duties to the Company; (c) your conviction of, or entry of a plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; (d) any willful act, or failure to act, by you in bad faith to the material detriment of the Company; (e) your material noncompliance with Company policies and guidelines, including misconduct, or the grossly negligent failure to supervise an employee who engaged in misconduct, that resulted in a material violation of Company policies and guidelines for which there was a significant negative impact on the Company’s financial or operating results, market capitalization, Share price or reputation; or (f) your material breach of any term of this Award Agreement or any agreement between you and the Company; provided that in cases where the Company, in its sole discretion, determines that a cure opportunity is appropriate, you shall first be provided a 15-day cure period.  If, subsequent to your termination of employment with the Company or one of its Affiliates for any reason other than for Cause, the Company determines in good faith that your employment could have been terminated by the Company or applicable Affiliate for Cause, then, at the election of the Company, your employment will be deemed to have been terminated for Cause as of the date the events giving rise to Cause occurred.

“Clawback Policy” means the Clawback Policy of the Company adopted by the Board effective November 16, 2023, or any other recoupment or clawback policy adopted by the Company, as may be amended from time to time, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), as codified in Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) or any other applicable law).

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means your absence from employment due to a physical or mental condition, illness or injury for a period of 180 consecutive Business Days.

“Good Reason” means the occurrence, without your written consent, of any of the following events or circumstances: (a) a material reduction in your annual base salary or target bonus opportunity; (b) a material diminution in your title, duties or responsibilities; (c) a relocation of your principal work location by more than 50 miles; or (d) any material breach of this Award Agreement by the Company; provided that Good Reason shall not exist unless you give the Company notice specifically detailing the event you believe gives rise to Good Reason within 60 days of the date you have knowledge of such event.  In cases where cure is possible, the Company shall be provided a 90-day cure period after such notice is given in accordance with Section 12 of this Award Agreement; if such circumstances are not cured by the expiration of such cure period, you may resign for Good Reason within three months following the end of the cure period, but if such circumstances are cured within the cure period or if you do not resign for Good Reason within three months following the end of the cure period, such circumstances will not be deemed to constitute Good Reason.

“Pro-Ration Fraction” means a fraction, (a) the numerator of which is the number of days elapsed from the Grant Date through the Participant’s date of termination of employment and (b) the denominator of which is the number of days from the Grant Date through the final Vesting Date.

“Restrictive Covenants” means the restrictive covenants set forth in the appendix of the Clawback Policy, which are incorporated herein by reference.

“Retirement” or “Retire” means any voluntary or involuntary termination of your employment (other than for Cause or due to death, but including for Disability) after you become Retirement Eligible.

“Retirement Eligible” means your attainment of age 60 with at least five years of continuous service with the Company or its Affiliates.

“Section 409A” means Section 409A of the Code and the regulations and other interpretive guidance promulgated thereunder, as amended from time to time.

“Vesting Date” shall have the meaning set forth in the Grant Notice.

SECTION 4.  Vesting and Settlement.

(a)  Vesting. Subject to Section 5, the RSUs subject to this Award shall vest in accordance with this Section 4(a), as follows:

(i)  Normal Vesting. Subject to your continued employment with the Company or an Affiliate through the applicable Vesting Date, a portion of the RSUs shall vest on each Vesting Date in accordance with the vesting schedule set forth in the Grant Notice.

(ii)   Vesting Upon Retirement. In the event that your employment is terminated prior to the final Vesting Date and such termination qualifies as a Retirement, then, except as otherwise set forth in Section 4(a)(v)(A), the then-unvested RSUs as of such termination date shall vest according to the vesting schedule set forth in the Grant Notice (without pro-ration), notwithstanding such termination of employment.

(iii)  Vesting Upon Termination Without Cause or for Good Reason. In the event that your employment is terminated by the Company without Cause or by you for Good Reason prior to the final Vesting Date (in each case, other than if such termination qualifies as a Retirement), then, except as otherwise set forth in Section 4(a)(v)(A), a portion of the RSUs shall immediately vest, determined as (x) the product of (A) the total number of RSUs granted hereunder and (B) the Pro-Ration Fraction (rounded down to the nearest whole RSU) and less (y) the number of RSUs that vested prior to your termination (such RSUs, the “Pro-Rata RSUs”), notwithstanding such termination of employment.  Any portion of the RSUs that do not vest in accordance with this Section 4(a)(iii) shall be forfeited immediately upon such termination of employment and you will not be entitled to any payments or benefits with respect to such forfeited RSUs.

(iv)  Vesting Upon Death or Disability. In the event that your employment is terminated due to death or Disability prior to the final Vesting Date (in the case of Disability, other than if such termination qualifies as a Retirement), the service requirements shall no longer apply as of the date of such termination and you or your estate or applicable beneficiary, as the case may be, shall immediately vest in a portion of the RSUs equal to the Pro-Rata RSUs. Any portion of the RSUs that do not vest in accordance with this Section 4(a)(iv) shall be forfeited immediately upon such termination of employment and you will not be entitled to any payments or benefits with respect to such forfeited RSUs.

(v)  Vesting Upon a Change of Control. (A)  Except as otherwise provided in this Section 4(a)(v)(A) or in Section 4(a)(v)(B), if a Change of Control occurs prior to the final Vesting Date and any RSUs remain outstanding immediately following such Change of Control, then such RSUs shall remain subject to the service requirements through the applicable Vesting Date; provided that, in the event that your employment terminates prior to the final Vesting Date under any of the circumstances described in Section 4(a)(ii), Section 4(a)(iii) or Section 4(a)(iv) and such termination of employment is (I) on or within 18 months following such Change of Control, then any then-unvested RSUs, without pro-ration, shall immediately vest upon such termination or (II) after the date that is 18 months following such Change of Control, then, (x) in the case of Section 4(a)(ii), all then-unvested RSUs (without pro-ration) or, (y) in the case of Section 4(a)(iii) or Section 4(a)(iv), the Pro-Rata RSUs shall, in each case, immediately vest upon such termination (and, solely with respect to foregoing clause (y), any RSUs other than the Pro-Rata RSUs shall be forfeited immediately upon such termination of employment and you will not be entitled to any payments or benefits with respect to such forfeited RSUs).

(B)  In the event of a Change of Control prior to the final Vesting Date, unless (I) the RSUs remain outstanding following such Change of Control in accordance with Section 4(a)(v)(A) and (II) the material terms and conditions of such RSUs as in effect immediately prior to such Change of Control are preserved following such Change of Control (including with respect to the vesting schedules), any then-unvested RSUs (without pro-ration) shall immediately vest upon such Change of Control.

(b)  Settlement of Vested RSUs.

(i)  Share Settlement.  With respect to any RSU that becomes vested, the Company shall deliver (or cause to be delivered) to you one unlegended, freely-transferable stock certificate or book entry credit in respect of such vested RSU, plus an amount in cash in respect of any accrued cash dividend equivalent payments attributable to such vested RSU as determined in accordance with Section 6 (each, a “Payment Amount”).  For the sake of clarity, any RSUs subject to this Award that become vested shall be settled solely in Shares.

(ii)  Settlement Timing.

(A)  In the event that any RSUs vest either (i) upon the occurrence of a Vesting Date (including, for the avoidance of doubt, pursuant to Section 4(a)(v)(A) (other than in connection with a termination of employment)), (ii) under Section 4(a)(v)(B) while you are or could become Retirement Eligible prior to the applicable Vesting Date or (iii) upon a termination of employment that constitutes a Retirement (including after a Change of Control), then, in each case, such vested RSUs shall be settled within 70 days following the applicable Vesting Date; provided, however, that, notwithstanding the foregoing, in the event of vesting upon a termination that constitutes a Retirement under Section 4(a)(v)(A)(I) following a Change of Control that constitutes a “change in ownership”, a “change in the effective control” or a “change in the ownership of substantial assets” of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then any such vested RSUs shall instead be settled within 30 days of the date of such termination.

(B)  In the event that any RSUs vest (i) upon a termination of employment (other than a termination of employment that constitutes a Retirement, but including, for the avoidance of doubt, due to death) or (ii) under Section 4(a)(v)(B) while you are not and could not become Retirement Eligible prior to the applicable Vesting Date, then, in each case, such vested RSUs shall be settled within 70 days following the applicable vesting date provided for in Section 4(a) (and, solely if you are not and could not become Retirement Eligible prior to the applicable Vesting Date, in no event later than March 15 of the calendar year immediately following the calendar year in which such vesting date occurs).

SECTION 5.  Forfeiture of RSUs. (a)  Unless the Committee determines otherwise, and except as otherwise provided in Section 4, if your employment terminates prior to the final Vesting Date, your rights with respect to the RSUs shall immediately terminate and you will be entitled to no payments or benefits with respect thereto.  Notwithstanding anything to the contrary contained herein, in the event that your employment terminates prior to the first anniversary of the Grant Date for any reason, then all RSUs subject to this Award shall be immediately forfeited without consideration upon such termination. Furthermore, in the event that your employment is terminated for Cause, any outstanding RSUs (whether vested or unvested) will be immediately forfeited for no consideration.

(b)  Notwithstanding anything to the contrary in this Award Agreement, in the event that you incur a termination of employment by the Company without Cause or you resign for Good Reason, in order to receive Shares in respect of any RSUs that vest as provided in Section 4(a), you must sign a customary release of claims in favor of the Company and its Affiliates that is acceptable to the Company, and such release must become effective and irrevocable on or before the 65th day following your termination of employment. In the event you do not sign such release or revoke such release before it becomes effective, you will forfeit all rights to any unvested RSUs (and any delivery of Shares with respect thereto).  In addition, in the event that (i) you violate the Restrictive Covenants, (ii) you engage in any conduct constituting Cause, (iii) a “Forfeiture Event” (as defined in the Clawback Policy) with respect to you occurs or (iv) you otherwise violate the Clawback Policy or any other recoupment or clawback policy adopted by the Company, as may be amended from time to time, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Act, as codified in Section 10D of the Exchange Act, Section 304 of the Sarbanes-Oxley Act or any other applicable law), all outstanding RSUs shall be forfeited and canceled. In addition, you acknowledge and agree that this Award, including all Shares delivered to you, if any, pursuant to this Award and any dividend equivalent payments pursuant to Section 6 and any other “Incentive Compensation” (as defined in the Clawback Policy) granted, paid, delivered, awarded or otherwise provided to you, are subject to all terms and conditions of the Clawback Policy or any other recoupment or clawback policy adopted by the Company, as may be amended from time to time. For the avoidance of doubt, to the extent permitted by applicable law, this Section 5(b) will cease to be effective as a basis for forfeiture, clawback or recoupment of any portion of this Award, and you shall have no obligation to provide a release of claims, from and after a Change of Control.

SECTION 6.  Voting Rights; Dividends. Prior to the date on which Shares are delivered to you in settlement of the RSUs pursuant to this Award Agreement, you shall not have any rights of a stockholder with respect to the Shares underlying the RSUs (including any voting rights or dividend rights with respect to dividends).  If the company declares and pays (or sets a record date with respect to) ordinary cash dividends on Shares on or after the Grant Date and prior to the settlement of any RSUs, subject to Section 5 above and Section 8 below, an amount equal to the ordinary cash dividends that would have been payable to you with respect to the Shares underlying the RSUs as if those Shares had been issued and outstanding as of the applicable dividend payment or record dates shall be held by the Company or an escrow agent that is designated by the Company and shall be paid to you (less any taxes required to be withheld) at the time the corresponding RSUs are settled (it being understood that the provisions of this sentence shall not apply to any extraordinary dividends or distributions). For the avoidance of doubt, dividend equivalent payments shall not be payable with respect to any RSUs that do not vest in accordance with their terms.

SECTION 7.  Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion or transferred pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, this Award and the RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 10(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of this Award or any RSUs in violation of the provisions of this Section 7 and Section 10(a) of the Plan shall be void.

SECTION 8.  Withholding, Consents and Legends. (a)   Withholding. The delivery of Shares pursuant to Section 4 is conditioned on satisfaction of any applicable withholding tax liability in connection with the vesting or settlement of RSUs and any accrued dividend equivalents related thereto, you may satisfy, in whole or in part, any withholding tax liability; (i)  by cash payment of an amount equal to such withholding liability; or (ii)  by having the Company withhold a number of Shares or cash you would otherwise be entitled to receive upon settlement of the RSUs (and corresponding dividend equivalent payments) having a fair value equal to such withholding tax liability in accordance with the Company’s share withholding procedures.

(b)  Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

SECTION 9.  Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 10.  Committee Discretion. Subject to the terms of the Plan and this Award Agreement, the Committee shall have discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 11.  Dispute Resolution. (a)  Jurisdiction and Venue. (i)  This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws that could cause the application of the law of any jurisdiction other than the State of Delaware.

(ii)  Subject to the provisions of Section 11(a)(iii), any controversy or claim between you and the Company or its Affiliates arising out of or relating to or concerning the provisions of any Award Agreement or the Plan shall be finally settled by arbitration in Phoenix, Arizona, before, and in accordance with the rules then obtaining of the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA.

(iii)  In addition to its right to submit any dispute or controversy to arbitration, the Company or one of its Affiliates may bring an action or special proceeding in a state or Federal court of competent jurisdiction sitting in Phoenix, Arizona, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily or permanently enforcing the provisions of the Plan, the Restrictive Covenants, or to enforce an arbitration award, and, for the purposes of this Section 11(a)(iii), you (A) expressly consent to the application of Section 11(a)(iv) to any such action or proceeding, (B) agree that proof shall not be required that monetary damages for breach of the provisions of the Restrictive Covenants or this Award Agreement would be difficult to calculate and that remedies at law would be inadequate, and (C) irrevocably appoint the General Counsel of the Company as your agent for service of process in connection with any such action or proceeding, who shall promptly advise you of any such service of process by notifying you at the last address on file in the Company’s records.

(iv)  You and the Company hereby irrevocably submit to the exclusive jurisdiction of any state or Federal court located in Phoenix, Arizona, over any suit, action or proceeding arising out of, relating to or in connection with this Award Agreement or the Plan that is not otherwise required to be arbitrated or resolved in accordance with the provisions of Section 11(a)(ii). This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award.  You and the Company acknowledge that the forum designated by this Section 11(a)(iv) has a reasonable relation to this Award Agreement, and to your relationship to the Company. Notwithstanding the foregoing, nothing herein shall preclude you or the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Sections 11(a)(i), Section 11(a)(ii) or this Section 11(a)(iv). The agreement of you and the Company as to forum is independent of the law that may be applied in the action, and you and the Company agree to such forum even if the forum may under applicable law choose to apply nonforum law. You and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which you or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this Section 11(a)(iv). You and the Company undertake not to commence any action arising out of or relating to or in connection with this Award Agreement in any forum other than a forum described in this Section 11(a)(iv), or, to the extent applicable, Section 11(a)(ii). You and the Company agree that, to the fullest extent permitted by applicable law, a final and nonappealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon you and the Company.

(v)  You and the Company acknowledge that this Award Agreement evidences a transaction involving interstate commerce.  Notwithstanding anything to the contrary in this Award Agreement, including Section 11(a)(i) with respect to governing law, any arbitration conducted pursuant to the terms of this Award Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16), as amended, modified or supplemented from time to time (the “FAA”).  For the avoidance of doubt, any issue concerning the extent to which any controversy or claim arising out of or relating to or concerning the provisions of any Award Agreement or the Plan is subject to arbitration, or concerning the applicability, interpretation or enforceability of the procedures set forth in this Section 11, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the FAA and resolved by the arbitrator(s) named through the procedures set forth in Section 11(a)(ii).

(b)  Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c)  Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 11, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

(d)  General. This Award Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).

SECTION 12.  Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	Cable One, Inc. 210 E. Earll Drive Phoenix, AZ 85012 Attn: General Counsel
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 13.  Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”.

SECTION 14.  Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 5(b) of the Plan).

SECTION 15.  Severability. If any provision of this Award Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Award Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

SECTION 16.  Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan (including any notice given pursuant to Section 12) by electronic means. You hereby consent to receive such documents by electronic delivery, and agree to participate in the Plan and be bound by the terms and conditions of this Award Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Your electronic acceptance is required and this Award will be cancelled if you fail to comply with the Company’s acceptance requirement within one year of the Grant Date.

SECTION 17.  Section 409A. (a)  It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A (including through application of any available exemptions).

(b)  Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(c)  Notwithstanding any provision of this Award Agreement to the contrary, if, at the time of your termination of employment, (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.  For purposes of the Plan, the Grant Notice and this Award Agreement, to the extent the RSUs constitute “non-qualified deferred compensation” within the meaning of Section 409A and, if necessary to avoid accelerated taxation and/or tax penalties under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of settlement of any portion of the RSUs unless such termination constitutes a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of the Grant Notice and this Award Agreement, references to a “termination,” “termination of employment” or similar terms shall mean “separation from service” within the meaning of Section 409A.  Each amount to be paid under this Award Agreement shall be construed as a separately identified payment for purposes of Section 409A.  In the event that any Shares deliverable hereunder constitute deferred compensation (within the meaning of Section 409A), including due to any requirement to provide a release of claims and the period in which any Shares must be delivered spans two calendar years, then delivery of such Shares shall be made in the second calendar year.

(d)  Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

SECTION 18.  Non-Competition. If you primarily provide services in the jurisdictions identified on attached Exhibit I as of the date of your termination of employment, then for purposes of the Clawback Policy, the term “Non-Competition Period” means the period during which you performed services for the Company or its Subsidiaries or Affiliates.

Exhibit I

Jurisdictions Where Non-Competition Period is Only the Period Services were Provided to the Company, Its Subsidiaries and/or its Affiliates

I-1